EXHIBIT 99

Granite City Food & Brewery Ltd. Listing Moves Up To NASDAQ Global Market

Trading Symbol: GCFB

Minneapolis, MN – June 26, 2007 – Granite City Food & Brewery Ltd. (NASDAQ: GCFB), today announced that NASDAQ Stock Market has moved the exchange listing of the Company’s common stock from the NASDAQ Capital Market to the NASDAQ Global Market.  The Company’s shares continue to be listed under the trading symbol of “GCFB” and began trading on the NASDAQ Global Market effective with the opening of business on June 26, 2007.

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 18 restaurants in 8 Midwestern states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in 1999 and is expanding from its Midwestern base. Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

Source: Granite City Food & Brewery Ltd.